UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2012

CENTURY PROPERTIES FUND XVII, LP

(Exact name of registrant as specified in its charter)

DELAWARE	0-11137	94-2782037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 BEATTIE PLACE POST OFFICE BOX 1089 GREENVILLE, SOUTH CAROLINA		29602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (864) 239-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07.	Submission of Matters to a Vote of Security Holders

As previously disclosed, on December 19, 2011, Century Properties Fund XVII, LP, a Delaware limited partnership (“CPF XVII”), entered into an amended and restated agreement and plan of merger (the “Merger Agreement”) with AIMCO Properties, L.P., a Delaware limited partnership (“Aimco OP”) and AIMCO CPF XVII Merger Sub LLC, a Delaware limited liability company of which Aimco OP is the sole member (the “Merger Subsidiary”). The Merger Agreement provides for the Merger Subsidiary to be merged with and into CPF XVII, with CPF XVII as the surviving entity, upon approval by a majority in interest of the Series A units of limited partnership interest of CPF XVII (the “Series A Units”) outstanding.

On February 21, 2012, Aimco OP and its affiliates took action by written consent to approve the merger, which was completed on February 21, 2012. Prior to the merger, there were 74,985 Series A Units issued and outstanding, of which Aimco OP and its affiliates owned 52,866 Series A Units (approximately 70.5%) and had the right to vote 41,240 Series A Units (approximately 55%) without restriction. In the merger, each Series A Unit outstanding immediately prior to the merger (other than Series A Units as to which appraisal rights are elected) was converted into the right to receive, at the election of the holder, either $332.29 in cash (the “Cash Consideration”), or 13.29 partnership common units of Aimco OP. Limited partners who reside in the State of California, or who fail to make an election, will receive only the Cash Consideration. In the merger, Aimco OP’s membership interest in the Merger Subsidiary was converted into 1,000 Series A Units. Fox Partners continues to be the sole general partner of CPF XVII, and CPF XVII’s agreement of limited partnership in effect immediately prior to the merger remains unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XVII, LP

Date: February 21, 2012	By:	Fox Partners,
Its General Partner

	By:	Fox Capital Management Corporation,
Its Managing General Partner

	By:	/s/ Stephen B. Waters
Stephen B. Waters
Senior Director of Partnership Accounting